Exhibit 5.1

May 14, 2026

KeyCorp

127 Public Square

Cleveland, Ohio 44114

RE:	KeyCorp Post-Effective Amendments to Form S-8

Ladies and Gentlemen:

KeyCorp, an Ohio corporation (the “Company”), is filing with the Securities and Exchange Commission (the “Commission”) Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 (File No. 333-188703), Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-231689), and Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-271833) (collectively, the “Post-Effective Amendments”) under the Securities Act of 1933, as amended (the “Securities Act”).

On May 14, 2026, the Company’s shareholders approved the KeyCorp 2026 Equity Compensation Plan (the “Plan”), which became effective on May 14, 2026 (the “Effective Date”). The total number of common shares, par value $1.00 per share, of the Company that may be granted under the Plan includes, in addition to 24,000,000 new shares (registered concurrently on a new Registration Statement on Form S-8), (i) the number of shares available for future awards under the KeyCorp Amended and Restated 2019 Equity Compensation Plan (the “2019 Plan”) as of the Effective Date and (ii) the number of shares underlying any outstanding awards under the 2019 Plan and the KeyCorp 2013 Equity Compensation Plan that are forfeited, cancelled, surrendered, or otherwise terminated that again become available for issuance under the Plan on or after the Effective Date, as provided for in the Plan (the shares described in (i) and (ii), the “Prior Plans’ Shares”).

Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares. This opinion is provided in satisfaction of that requirement as it relates to the Post-Effective Amendments.

In rendering this opinion, we have examined copies of (a) the Company’s Third Amended and Restated Articles of Incorporation, as amended, and Fourth Amended and Restated Regulations, each in the form filed as exhibits with the Commission, (b) the Plan, in the form filed as an exhibit with the Commission, and (c) such other records and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to the originals or certified copies of all documents submitted to us as copies thereof.

As a result of the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that, under the laws of the State of Ohio, when issued pursuant to and in accordance with the Plan and the applicable award agreements, the Prior Plans’ Shares that are the subject of the Post-Effective Amendments will be validly issued, fully paid, and non-assessable.

In rendering this opinion, we have assumed that the resolutions authorizing the Company to issue the Prior Plans’ Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which the Prior Plans’ Shares are issued by the Company and that the Company will take no action inconsistent with such resolutions. We have further assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors in accordance with applicable law.

Our opinion expressed above is limited to the laws of the State of Ohio, as currently in effect, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

3900 Key Center 127 Public Square Cleveland, Ohio 44114-1291	www.ThompsonHine.com O: 216.566.5500 F: 216.566.5800

We hereby consent to the filing of this opinion letter as an exhibit to the Post-Effective Amendments. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP